EXHIBIT 10.0

RESIGNATION AGREEMENT AND RELEASE

THIS AGREEMENT is made and entered into by and between Micro Component Technology, Inc. (“MCT”), and Dennis Nelson (“Nelson”).

In consideration of the mutual terms and conditions contained herein, the parties hereby agree as follows:

1. Resignation.  Nelson hereby resigns as an officer and employee of MCT, effective June 30, 2004.  Nelson shall receive his full salary and benefits, including commissions, through June 30, 2004.

2. Severance Benefits.  Nelson shall continue to receive his current salary and health and dental insurance benefits through September 30, 2004, provided he does not rescind his release under Section 5, and provided he does not commence employment with any competitor of the Company prior to September 30, 2004.  Beginning on his resignation date, he shall also have all rights of a former employee under MCT’s benefit plans and stock option plan.  If he elects COBRA continuation of health and dental insurance benefits, the continuation period shall commence July 1, 2004.

3. Consulting.  Beginning July 1, 2004, and continuing through September 30, 2004, Nelson shall provide consulting services to MCT, at reasonable times, and on reasonable advance notice, relating to sales and marketing of MCT’s products, and MCT’s transition to a new sales and marketing officer.  Nelson shall use his best efforts in the performance of such services.

4. Nonsolicitation.  Beginning July 1, 2004, and continuing through June 30, 2005, Nelson shall not, directly or indirectly, either on his own behalf or on behalf of another, anywhere in the world: (a) sell, solicit or offer to sell semiconductor strip test handlers, strip based laser marking modules or wafer scale packaging handlers to any individual or entity who is a customer of MCT as of the date of this Agreement, or who was a customer during the 12 months prior to this Agreement, or (b) recruit or attempt to hire any person who is then an employee of MCT.  Nelson agrees that money damages would not be an adequate remedy to MCT for breach of this provision and agrees that in the event of such breach, MCT is entitled to seek additional judicial relief, including, but not limited to, a restraining order, injunction, and an accounting.  Nelson also agrees to pay all costs of MCT, including reasonable attorney’s fees, incurred in securing enforcement of the foregoing provision.  Nelson also agrees that if a court finds any part of this provision to be unenforceable, such finding shall not affect the enforceability of the remaining part, and the court may modify the offending part so as to make it enforceable.

5. Release by Nelson.  Nelson hereby releases MCT, and MCT’s present and past officers, directors, shareholders, employees, and agents, from any and all claims, demands, charges, complaints, causes of action, debts, liabilities or obligations (“Claims”), of any kind or nature, known or unknown, arising out of his employment and termination of employment and any other actions, conduct, decisions, behavior or events occurring up to and including the date hereof, including, without limiting the generality of the foregoing, all Claims under Title VII of the Civil Rights Act of 1964; the Minnesota Human Rights Act; the California Fair Employment and Housing Act, the Americans with Disabilities Act; the Equal Pay Act; the Age Discrimination in Employment Act, the Rehabilitation Act of 1973; any other federal, state or local statute or regulation regarding employment or discrimination in employment or termination of employment; or any theory of libel, slander or defamation, breach of the covenant of good faith and fair dealing, breach of contract, wrongful discharge, detrimental reliance, intentional infliction of emotional distress, attorney’s fees, tort or otherwise; except for any Claims arising under this Agreement.  As part of this Release, Nelson agrees not to commence or participate in any type of lawsuit or proceeding against any released party involving any released Claims.

Nelson understands that he may rescind the release of his claims under the Minnesota Human Rights Act within 15 calendar days after his execution of this Agreement, and/or under the Age Discrimination in Employment Act within seven days after his execution of the Agreement, by hand-delivering or mailing to Roger E. Gower a written notice stating his intention to rescind.  If mailed, such notice must be (a) postmarked within the 15-day or seven day period, (b) properly addressed to2340 West County Road C, St. Paul, Minnesota 55113, and (c) sent by certified mail, return receipt requested.

Nelson acknowledges that he has read this Release carefully, that he understands it fully, that he is now signing it knowingly and voluntarily, that he has been advised to consult with an attorney, and that he has been given 21 days to consider it.

Rescission by Nelson of his Release shall terminate MCT’s obligation to provide severance benefits under Section 2, but all other provisions of this Agreement shall continue in effect.

Nelson expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

6. Prior Agreements.  All prior agreements between the parties shall terminate effective June 30, 2004, except that the prior Employee Agreement between the parties shall continue in effect according to its terms, except as specifically modified hereby.

7. Return of MCT Property.  Nelson shall return all designated property of MCT, including all copies of MCT documents and information in whatever form.

8. Confidentiality.  Nelson and MCT agree to keep the terms and conditions of this Agreement confidential and not disclose them to any person other than his or its spouse, tax advisors, or attorneys, or as required by law, except that Nelson will disclose to prospective employers his obligations under the Employee Agreement and under this Agreement.

9. Non-Disparagement.  Both parties agree not to disparage one another or make any negative or defamatory statements about each other.

10. Interpretation.  This Agreement constitutes the entire agreement between the parties and supersedes any prior oral or written agreements between the parties on the same subject matter, except for the Employee Agreement which continues in full force and effect.  This Agreement can only be modified in a writing signed by both parties.  This Agreement shall be interpreted in accordance with the laws of the State of Minnesota.  This Agreement shall be binding upon, and inure to the benefit of, the heirs, representatives, successors and assigns of the parties.  In the event that any provision of this Agreement is determined to be unenforceable, the remaining provisions shall continue in full force and effect.

Dated: June 22, 2004
MICRO COMPONENT TECHNOLOGY, INC.

By:	/s/ Roger E Gower
Its: President and Chief Executive Officer

Dated: June 22, 2004
/s/Dennis Nelson